As filed with the Securities and Exchange Commission on May12, 2003

Registration No. 333-103285

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1 to:

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONCUR TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	91-1608052
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

6222 185th Avenue NE

Redmond, Washington 98052

(425) 702-8808

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

S. Steven Singh

President and Chief Executive Officer

Concur Technologies, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

(425) 702-8808

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Horace L. Nash, Esq.

David A. Bell, Esq.

Alexandra Shin, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement until the sale of all shares registered hereunder.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, par value $0.001 per share	4,695,288	$3.92	$18,405,528.96	$1,694.00	(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock on the Nasdaq National Market on February 13, 2003.
(2)	Fee paid on February 18, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 12, 2003

PROSPECTUS

6222 185th Avenue NE

Redmond, Washington 98052

(425) 702-8808

4,695,288 SHARES

COMMON STOCK

All of the 4,695,288 shares of our common stock are being sold by the selling stockholders named on pages 12 and 13 of this prospectus. The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders may sell the common stock at any time at market prices prevailing at the time of sale or at privately negotiated prices. We will not receive any proceeds from the sale of shares offered by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”

Our common stock is listed on the Nasdaq National Market under the symbol “CNQR.” On May 9, 2003, the closing price per share of our common stock on the Nasdaq National Market was $6.08.

Investing in our common stock involves a high degree of risk.

See “ Risk Factors” beginning on page 4 to this prospectus.

Also see our Annual Report on Form 10-K for the year ended September 30, 2002, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 and other documents that we subsequently file with the Securities and Exchange Commission, and which we will describe in supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2003.

SUMMARY

Concur Technologies, Inc.

We are a leading provider of Web-based Corporate Expense Management software and services that are designed to improve operational efficiency and reduce cost in businesses by automating and streamlining business processes. Our products include Concur Expense™ and Captura Expense™ software for automating travel and entertainment expense management, Concur Payment™ software for automating employee requests for vendor payments, and value-added products and services including Concur Imaging Service™, Concur Voice Access Service™, and Concur Business Intelligence™.

Our software products and services are designed to meet the needs of businesses of all sizes worldwide. Our solutions are designed to accommodate a wide range of customer business needs, technical requirements, and budget objectives through flexible delivery models, including our license, hosted license, hosted subscription, and application service provider, or ASP, models. We offer our products on a license basis primarily to large companies with more than 3,000 employees that want a highly configurable solution that is managed in-house and delivered over a corporate intranet. We also offer our products on a hosted license and hosted subscription basis, which we market primarily to large companies that want a highly configurable solution provided on an outsourced basis. We also offer our Concur Expense product on an ASP basis, which we market primarily to mid-size companies with 100 to 3,000 employees that want a standardized solution provided on an outsourced basis over the Internet.

Since 1996, more than 1,100 companies in 41 countries have contracted to use our market-leading software and services for more than 3.5 million of their employees to reduce costs, increase productivity, improve compliance with business policies, and expand their knowledge base with respect to internal business processes. Our customers include world-class organizations such as AT&T, Citigroup, Dupont, Ford Motor Company, General Motors, Hewlett-Packard, and Pfizer. Our strategic relationships include more than 50 world-class organizations such as ADP, Inc., Microsoft Business Solutions, BearingPoint, Inc. (formerly KPMG Consulting, Inc.), Sprint, U.S. Bank, BankOne, and VISA.

We were originally incorporated in the State of Washington in 1993 and reincorporated in Delaware in November 1998. Our principal executive offices are located at 6222 185th Avenue NE, Redmond, Washington 98052 and our telephone number is (425) 702-8808. Our World Wide Web site address is http://www.concur.com. Information found at our Web site is not part of this prospectus.

The Securities That May Be Offered

With this prospectus, the selling stockholders named in this prospectus may sell up to 4,695,288 shares of our common stock originally issued in connection with our acquisition of Captura Software, Inc.

RISK FACTORS

You should carefully consider the risks and uncertainties described below before making an investment decision. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occur, our business, results of operations and financial condition could be harmed. In that case, the trading price of our common stock could decline and you may lose part or all of your investment.

We Rely Heavily On Sales Of One Product.

Since 1997, we have generated a substantial portion of our revenues from Concur Expense products and services. We believe that sales of Concur Expense will continue to account for a large portion of our revenues for the foreseeable future. Our future financial performance and revenue growth will depend upon the successful development, introduction, and customer acceptance of new and enhanced versions of Concur Expense and other applications, and our business could be harmed if we fail to deliver the enhancements that customers want with respect to our current and future products. There can be no assurance that our products and services will achieve widespread market penetration or that we will derive significant revenues or any profits from sales of such products and services.

We Depend On Services Revenues; Services Revenues And Services Revenue Margins May Decline.

Our services revenues represented 47.5% of total revenues for the quarter ended December 31, 2002. We anticipate that services revenues will continue to represent a significant percentage of total revenues. The level of services revenues depends largely upon demand for our consulting services and ongoing renewals of customer support contracts by our installed customer base. Our consulting revenues could decline if third-party organizations such as systems integrators compete with us for the installation or servicing of our products. In addition, our customer support contracts might not be renewed in the future. Our ability to increase services revenues will depend in large part on our ability to increase the scale of our services organization, including our ability to recruit and train a sufficient number of qualified services personnel. Due to the increasing costs of operating a professional services organization, we may not be able to maintain our current margins in this part of our business.

We Depend On Subscription Revenues; Our Subscription-Based Delivery Models Have Limited Histories.

In fiscal 2000, we began to offer our Concur Expense software as a subscription service under our Internet-based ASP model and our outsourced hosted license and hosted subscription models to complement our traditional licensing of this product. Since then, we have become increasingly reliant on revenues generated by our subscription-based delivery models. In addition, we recently acquired Captura, which offered its products primarily as a subscription service under similar hosted models. Our subscription revenues represented 33.6% of total revenues for the quarter ended December 31, 2002. We expect this trend to continue, particularly in light of our acquisition of Captura. However, our subscription-based delivery models have been in operation for a limited period of time and represent a significant departure from the strategies we and other enterprise software vendors have traditionally employed. We have limited experience selling products or services under these delivery models, and our efforts to develop these models may divert our financial resources and management time and attention away from other aspects of our business. Even if our strategy of offering our products to customers under these models proves successful, some of those customers may be ones that otherwise might have bought our software and services through our traditional licensing arrangements, which is likely to reduce our revenue. Furthermore, our total subscription revenues exceeded our cost of subscription revenues for the first time in the quarter ended June 30, 2002. We cannot assure you that we will be able to maintain positive gross margins in our subscription-based models in future periods. In addition, Captura never achieved positive gross margins from its subscription-based models. To maintain positive margins for our subscription services, our subscription revenues will need to continue to grow more rapidly than the cost of such revenues. In light of our limited experience with providing subscription services and our reliance on strategic referral partners for marketing purposes, we cannot assure you that such revenue growth will continue at the rates we expect or at all. If our business for subscription services does not grow sufficiently, we could fail to meet expectations for our results of operations.

In addition, the cycle for implementing our subscription services can be unpredictable because our service must be integrated with a customer’s existing systems or business. Any delays in implementation may prevent us from recognizing subscription revenue for periods of time, even when we have incurred expenses relating to the implementation of our subscription services. Furthermore, we may experience unanticipated increases in costs associated with providing our subscription services to customers over the term of our subscription services contracts as a result of inflation, inaccurate internal cost projections or other factors, which may harm our operating results. Additionally, some of our subscription services contracts contain cancellation provisions, and, as a result, we may recognize substantially less revenue than the aggregate value of those contracts over their terms. If a customer cancels or otherwise seeks to terminate a subscription agreement prior to the end of its term, our operating results could be substantially harmed.

We Depend On Software License Revenues, Which Makes Our Operating Results Difficult To Predict.

Our software license revenues represented 18.9% of total revenues for the quarter ended December 31, 2002. Our licensed software products are typically shipped when orders are received, so license backlog at the beginning of any quarter typically represents only a small portion of the quarter’s expected license revenues. This makes license revenues in any quarter difficult to forecast because they are determined by orders booked and shipped in that quarter. Moreover, we have historically recognized a substantial percentage of revenues in the last month of the quarter, frequently in the last week or even the last days of the quarter, and we expect this trend to continue for as long as our licensed software products represent a substantial part of our overall business. Since our expenses are relatively fixed in the near term, any shortfall from anticipated revenues or any delay in the recognition of revenues could result in significant variations in operating results from quarter to quarter. We find it difficult to forecast quarterly license revenues because our sales cycle, from initial evaluation to delivery of software, is lengthy and varies substantially from customer to customer. If our revenues fall below our own estimates or below the consensus analysts’ estimate in an upcoming quarter, our stock price could decline further, which could harm our business.

If We Do Not Successfully Integrate The Operations Of Captura In A Timely Manner, We May Not Achieve The Benefits We Expect From Our Acquisition Of Captura.

To successfully integrate Captura, we must be able to operate Concur and Captura as a single, combined enterprise utilizing common information and communication systems, operating procedures, financial controls and human resources practices. In addition, we must continue to integrate Captura’s product development operations, products and technologies with our own. We may encounter substantial difficulties, costs and delays involved in integrating Captura’s operations into our own, including:

•	the loss of key employees and diversion of the attention of management from other ongoing business concerns;

•	difficulties in coordinating different product development and engineering teams; and

•	perceived adverse changes in business focus.

In addition, we will need to retain and integrate key research and development personnel. We will also need to educate our customer service organization regarding our Captura products and services. Training our customer service organization will consume additional time and resources, and may not occur rapidly enough to achieve a smooth transition with respect to our efforts to support customers of Captura products. The near term effects of the acquisition may also disrupt our current customer relationships and Captura’s ongoing customer relationships. Integration of Captura’s operations may take longer than expected, and we may be required to expend more resources on the integration than anticipated. The need to expend additional resources on integration may reduce the resources that would otherwise be spent on developing our products and technologies.

It Is Important For Us To Continue To Develop And Maintain Strategic Relationships.

To offer products and services to a larger customer base than we can reach through direct sales, telesales, and internal marketing efforts, we depend on strategic referral relationships and reseller relationships. For example, a majority of our new unit sales of ASP services in the quarter ended December 31, 2002 occurred through our relationship with ADP, Inc., one of our strategic partners. If we were unable to maintain our existing strategic referral or reseller relationships or enter into additional strategic referral or reseller relationships, we would have to devote substantially more resources to the distribution, sales, and marketing of our products and services. Our success depends in part on the ultimate success of our strategic referral and reseller partners and their ability to market our products and services successfully. Our existing strategic referral partners are not obligated to refer any potential customers to us. In addition, some of these third parties have entered, and may continue to enter, into strategic relationships with our competitors. Further, many of our strategic partners have multiple strategic relationships, and they may not regard us as significant for their businesses. Our strategic partners may terminate their respective relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our products or services. Our strategic partners also may interfere with our ability to enter into other desirable strategic relationships.

We Face Significant Competition.

The market for our products is intensely competitive and rapidly changing. The direct competition we face depends on the market segment focus and delivery model capabilities of our competitors. We also face indirect competition from potential customers’ internal development efforts and, at times, have to overcome their reluctance to move away from existing paper-based systems. Our principal direct competition comes from independent vendors of Corporate Expense Management software and services, and financial institutions and ERP vendors that sell products similar to those we sell along with their suites of other products and services. Many of our competitors have longer operating histories, greater financial, technical, marketing, and other resources, greater name recognition, and a larger installed base of customers than we do. Some of our competitors, particularly major financial institutions and ERP vendors, have well-established relationships with our current and potential customers as well as with systems integrators and other vendors and service providers. These competitors may also be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, and sale of their products, than us. In addition, we anticipate the entrance of new competitors in the future. An increase in competition could result in price reductions and loss of market share and could have a material adverse effect on our business, financial condition, and results of operations.

There Are Risks Associated With International Operations.

Our international operations, which are subject to risks associated with operating abroad, are becoming an increasingly important component of our business. Revenues from customers outside the United States represented approximately $6.6 million, $4.4 million, and $3.3 million in fiscal 2002, 2001, and 2000, respectively. These international operations are subject to a number of difficulties and special costs, including:

•	costs of customizing products for foreign countries;

•	laws and business practices favoring local competitors;

•	dependence on local vendors;

•	uncertain regulation of electronic commerce;

•	compliance with multiple, conflicting and changing governmental laws and regulations;

•	longer sales cycles;

•	greater difficulty in collecting accounts receivable;

•	import and export restrictions and tariffs;

•	difficulties staffing and managing foreign operations;

•	multiple conflicting tax laws and regulations; and

•	political and economic instability.

Our international operations also face foreign currency-related risks. To date, most of our revenues have been denominated in U.S. Dollars, but we believe that an increasing portion of our revenues will be denominated in foreign currencies. We currently do not engage in foreign exchange hedging activities, and therefore our international revenues and expenses are currently subject to the risks of foreign currency fluctuations.

We must also customize our products for international markets. For example, our ability to expand into the international market will depend on our ability to develop and support products that incorporate the tax laws, accounting practices, and currencies of applicable countries. Further, if we establish significant international operations, we may incur costs that would be difficult to reduce quickly because of employee practices in those countries.

Our international operations also increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult for us to conduct our business.

We intend to continue to expand our international sales and marketing activities and enter into relationships with additional international distribution partners. We are in the early stages of developing our indirect distribution channels in markets outside the United States. We may not be able to attract and retain distribution partners that will be able to market our products effectively.

Our Revenue Recognition Policy May Change And Affect Our Earnings.

We believe our current revenue recognition policies and practices are consistent with applicable accounting standards. However, current software revenue recognition accounting standards, and accounting guidance with respect to such standards, are subject to change. Such changes could lead to unanticipated changes in our current revenue accounting practices, and such changes could significantly reduce our future revenues and earnings.

We Rely on Third-Party Hosting Facility Providers For Our Subscription-Based Delivery Models.

In connection with our subscription-based delivery models, we have engaged third-party hosting facility providers to provide the hosting facilities and related infrastructure for such models. These providers may fail to perform their obligations adequately. If any hosting facility provider delivers inadequate facilities, infrastructure, or related service to us, our business could be harmed.

Security And Other Concerns May Discourage Use Under Our Subscription-Based Models.

If customers determine that our subscription-based offerings are not scalable, do not provide adequate security for the dissemination of information over the Internet or corporate extranets, or are otherwise inadequate for Internet or extranet use, or if for any other reason customers fail to accept our subscription services for use, our business will be harmed. As part of our subscription services, we expect to receive credit card, travel booking, employee, purchasing, supplier, and other financial and accounting data, through the Internet or extranets, and there can be no assurance that this information will not be subject to computer break-ins, theft, and other improper activity that could jeopardize the security of information for which we are responsible. Any such lapse in security could expose us to litigation, loss of customers, or other harm to our business. In addition, any person who is able to circumvent our security measures could misappropriate proprietary or confidential customer information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general, could significantly harm our business, operating results, and financial condition.

Our Business Is Difficult To Evaluate And We Have A History Of Losses.

We incorporated in 1993 and began licensing our software products in 1995. Since 1993, our business model and operating plan have evolved significantly. Our limited operating history and evolving business model make our business operations and prospects difficult to evaluate. Investors in our securities should consider all the risks and uncertainties that are commonly encountered by companies in their early stages of business operations, particularly companies, such as ours, that are in new and rapidly evolving industries.

Since 1993, we have spent substantial financial and other resources to develop our software products and services and otherwise fund our operations, and we expect to continue to do so to fund our investments in research and development and our other business operations. Our recent acquisition of Captura will require us to expend additional financial and other resources, including costs of integration of certain Captura employees. To date, we have incurred net losses in each quarter of operation. We incurred net losses totaling $12.3 million, $35.1 million, and $75.7 million in fiscal 2002, 2001, and 2000, respectively. As of December 31, 2002, we had an accumulated deficit of $212.8 million.

Our Quarterly Revenues And Operating Results May Fluctuate In Future Periods And We May Fail To Meet Expectations Of Investors And Public Market Analysts, Which Could Cause The Price Of Our Common Stock To Decline.

Our quarterly revenues and operating results may fluctuate significantly from quarter to quarter particularly because our products and services are relatively new and our prospects are uncertain. We believe that period-to-period comparisons of our operating results may not be meaningful and you should not rely on these comparisons as an indication of our future performance. If quarterly revenues or operating results fall below the expectations of investors or public market analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our operating results include:

•	the evolving demand for our software products and services;

•	spending decisions by our customers and prospective customers;

•	our ability to manage expenses;

•	the timing of new product releases;

•	changes in our pricing policies or those of our competitors;

•	the timing of execution of large contracts;

•	changes in mix of our products and services;

•	the mix of sales channels through which our products and services are sold;

•	costs of developing new products and enhancements; and

•	global economic and political conditions, as well as those specific to our customers or our industry.

In addition, due to the continuing slowdown in the general economy, we believe that many existing and potential customers are reassessing or reducing their planned technology and Internet-related investments and deferring purchasing decisions. Further delays or reductions in business spending for technology could have a material adverse effect on our revenues and operating results. As a result, there is increased uncertainty with respect to our expected revenues.

We Are At Risk Of Securities Class Action Litigation.

In July 2001, we and several of our current and former officers were named as defendants in two securities class-action lawsuits filed in the United States District Court for the Southern District of New York. The complaints generally allege claims against the underwriters of our initial public offering in December 1998, our company, and several of our current and former executives, based on alleged errors and omissions concerning underwriting terms in the prospectus for our initial public offering. The plaintiffs in these lawsuits seek damages in unspecified amounts, which could be substantial. In April 2002, these lawsuits were consolidated. In October 2002, the court dismissed the individual defendants from the consolidated lawsuit, without prejudice, pursuant to a stipulated agreement between the parties. We believe the consolidated lawsuit is without merit and intend to defend ourselves vigorously. Any liability we incur in connection with this lawsuit could materially harm our business and financial position and, even if we defend ourselves successfully, there is a risk that management distraction in dealing with this lawsuit could harm our results.

In addition, securities class action litigation has often been brought against companies that experience periods of volatility in the market prices of their securities, as we have experienced from time to time. We may in the future be the target of similar litigation, which could result in substantial costs and divert management’s attention and resources.

It Is Important For Us To Continue To Manage Changing Business Conditions.

Our future operating results will depend, in part, on our ability to manage changing business conditions, including such conditions as the general economic slowdown, reduced investment in information technology by customers and prospective customers, and reduced business travel. If we are unable to manage changing business conditions effectively, our business, financial condition, and results of operations could be materially and adversely affected. Failure to manage our operations with reduced staffing levels may strain our management, financial, and other resources, and could have a material adverse effect on our business, financial condition, and results of operations.

We May Require Additional Financing To Fund Our Operations Or Growth.

In the future, we may be required to seek additional financing to fund our operations or growth. Factors such as the commercial success of our existing products and services, the timing and success of any new products and services, the progress of our research and development efforts, our results of operations, the use of cash in our stock repurchase program, the status of competitive products and services, and the timing and success of potential strategic alliances or potential opportunities to acquire or sell technologies or assets may require us to seek additional funding sooner than we expect. We cannot assure you that such funding will be available on terms that are acceptable to us, or at all. If we raise additional funds through the issuance of equity securities or debt convertible into equity securities, the percentage stock ownership by our existing stockholders would be reduced. In addition, such securities could have rights preferences and privileges senior to those of our current stockholders. If adequate funds were not available on acceptable terms, our ability to achieve or sustain positive cash flows, maintain current operations, fund any potential growth, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

Our Lengthy Sales Cycle Could Adversely Affect Our Financial Results.

Because of the high costs involved, customers for enterprise software products typically commit significant resources to an evaluation of available software applications and require us to expend substantial time, effort, and money educating them about the value of our products and services. Our sales cycle, which is the time between initial contact with a potential customer and the ultimate sale, is often lengthy and unpredictable. As a result, we have limited ability to forecast the timing and size of specific sales. In addition, customers may delay their purchases from a given quarter to another as they elect to wait for new product enhancements. Any delay in completing, or failure to complete, sales in a particular quarter or fiscal year could harm our business and could cause our operating results to vary significantly.

We Depend Significantly On Direct Sales.

We sell our licensed products primarily through our direct sales force. We believe that there is significant competition for direct sales personnel with the advanced sales skills and technical knowledge we need. If we were unable to hire or retain competent sales personnel our business would suffer. In addition, by relying primarily on a direct sales model, we may miss sales opportunities that might be available through other sales channels, such as domestic and international resellers and strategic referral arrangements. In the future, we intend to continue developing indirect distribution channels through third-party distribution arrangements, but we may not be successful in establishing and maintaining those arrangements, or they may not increase revenues. Furthermore, we plan to continue using resellers and strategic referral partners to market our ASP services in particular. We have limited experience utilizing resellers and referral partners to date. The failure to adequately expand indirect channels may place us at a competitive disadvantage.

Our Products Might Not Keep Pace With Technological Change.

We must continually modify and enhance our products to keep pace with changes in hardware and software platforms, database technology, and electronic commerce technical standards. As a result, uncertainties related to the timing and nature of new product announcements or introductions, or modifications by vendors of operating systems, back-office applications, and browsers and other Internet-related applications, could harm our business.

We Rely On Third-Party Software That May Be Difficult To Replace.

We rely on software licensed from third parties in order to offer some of our software products. This software may not continue to be available on commercially reasonable terms, if at all. The loss or inability to maintain any of these licenses could result in delays in the sale of our products and services until equivalent technology is either developed by us, or, if available, is identified, licensed, and integrated, which could harm our business.

We May Not Successfully Develop Or Introduce New Products Or Enhancements To Existing Products.

Our future financial performance and revenue growth will depend, in part, upon the successful development, introduction, and customer acceptance of new and enhanced versions of Concur Expense and other applications, and our business could be harmed if we fail to deliver enhancements to our current and future products that customers desire. We have experienced delays in the planned release dates of our software products and upgrades, and we have discovered software defects in new releases after their introduction. New product versions or upgrades may not be released according to schedule, or may contain defects when released. Either situation could result in adverse publicity, loss of sales, delay in market acceptance of our products, or customer claims against us, any of which could harm our business. If we do not deliver new product versions, upgrades, or other enhancements to existing products on a timely and cost-effective basis, our business will be harmed. We are also continually seeking to develop new product offerings. However, we remain subject to all of the risks inherent in product development, including unanticipated technical or other development problems, which could result in material delays in product introduction and acceptance or significantly increased costs. There can be no assurance that we will be able to successfully develop new products, or to introduce in a timely manner and gain acceptance of such new products in the marketplace.

We Must Attract And Retain Qualified Personnel.

Our success depends in large part on our ability to continue to attract, motivate, and retain highly qualified personnel. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting, motivating, and retaining key personnel. Many of our competitors for experienced personnel have greater financial and other resources than us. We also compete for personnel with other software vendors and consulting and professional services companies. Further, we believe stock options are an important component for motivating and retaining our key personnel. The significant decline in our stock price during the past two years has made stock options previously granted with higher exercise prices less valuable to our current employees and has consequently made it more difficult for us to retain our key personnel. The inability to hire and retain qualified personnel or the loss of the services of key personnel would harm our business.

Our Ability To Protect Our Intellectual Property Is Limited And Our Products May Be Subject To Infringement Claims By Third Parties.

We depend upon our proprietary technology. We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures, and contractual provisions to protect our proprietary information. We presently have no patents or patent applications pending. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and we expect that it will become more difficult to monitor use of our products as we increase our international presence. There can be no assurance that our means of protecting these proprietary rights will be adequate, or that our competitors will not independently develop similar technology. In addition, there can be no assurance that third parties will not claim infringement by us with respect to current or future products or other intellectual property rights. Any such claims could have a material adverse effect on our business, results of operations and financial condition.

If We Acquire Companies, Products or Technologies, We May Face Risks Associated With Those Acquisitions.

We recently acquired Captura, and if we are presented with appropriate opportunities, we may acquire additional companies or make investments in other companies, products or technologies in the future. We may not realize the anticipated benefits of the Captura acquisition or future acquisitions or investments to the extent that we anticipate, or at all. We may have to incur debt or issue equity securities to pay for future acquisitions or investments, the issuance of which could be dilutive to our existing stockholders. For example, we issued 4,695,288 shares in the Captura acquisition, and we are required by the Captura merger agreements to register the resale of the shares we issued to the former Captura stockholders so that the former Captura stockholders can freely sell their stock in the public markets. If this acquisition or any future acquisition or investment is not perceived as improving our earnings per share, our stock price may decline. In addition, we may incur non-cash amortization charges from acquisitions, which could harm our operating results.

Anti-takeover effects of our rights agreement, charter documents and Delaware law could discourage or prevent a change in control of Concur.

We have a shareholder rights agreement in place, under which our stockholders have special rights, in the form of additional voting and beneficial ownership, in the event that a person or group not approved by the board of directors were to acquire, or to announce the intention to acquire 15% or more of our outstanding shares. This plan is designed to have the effect of discouraging, delaying or rendering more difficult an acquisition of us that has not been approved by our board of directors.

Our certificate of incorporation provides that our board of directors may, without shareholder approval, issue shares of preferred stock with special voting or economic rights. Our certificate of incorporation also provides that our stockholders do not have cumulative voting rights, and, therefore, stockholders representing a majority of the shares of common stock outstanding are able to elect all of our directors. Our bylaws provide that a special meeting of stockholders may only be called by a majority of our board of directors, the Chairman of our board of directors, or our chief executive officer. Our stockholders may not take action by written consent. These provisions may have the effect of discouraging or making more difficult an attempt to take control of the company without the approval of the board of directors.

In addition, the Delaware General Corporation Law generally prohibits us from engaging in mergers, significant stock sales, significant asset sales, or business combinations, with any stockholder or a group of stockholders owning at least 15% of our common stock.

Future sales of a substantial amount of our common stock, or the appearance that such shares are available for sale, could adversely affect the market price for our common stock.

Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. For example, on April 30, 2003, in connection with the expiration of the lock up agreement covering the shares issued to the former stockholders of Captura, Inc., 4,695,288 shares will first be eligible for resale in the public market. As of February 5, 2003, we had 30,995,680 shares of common stock outstanding, 7,496,068 shares of Common Stock are subject to outstanding stock options or reserved for issuance under the Company’s stock option plans and employee stock purchase plan, (iii) 3,500,000 shares of common stock were subject to outstanding warrants, and (iv) there were rights issued and outstanding to purchase 309,956 shares of the Company’s Series A Junior Participating Preferred Stock subject to the Company’s Certificate of Designation of Series A Junior Participating Preferred Stock filed on April 20, 2001 and governed by that certain Rights Agreement dated April 20, 2001 between the Company and Wells Fargo N.A., including all exhibits thereto. Future sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall.

Forward-Looking Statements

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words anticipate, believe, estimate, will, may, intend and expect and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled Risks That Could Affect Future Results that appears in our Annual Report on Form 10-K for the fiscal year ended September 30, 2002, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, and other documents that we subsequently incorporate by reference into this prospectus, and in the section entitled Risk Factors in supplements to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Concur will not receive any of the proceeds from the sale of shares by the selling stockholders.

SELLING STOCKHOLDERS

The following table presents information that has been provided to us by the selling stockholders with respect to the selling stockholders and the shares of our common stock that each may offer under this prospectus. Each of the selling stockholders named below was formerly a stockholder of Captura who acquired shares of our common stock as a result of our acquisition of Captura. To our knowledge, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted in the footnotes to the table below. Each selling stockholder has represented that the shares being included for resale by the selling stockholder in this registration statement were acquired in the ordinary course of business for the account of the selling stockholder, and, at the time of acquisition, the selling stockholder had no intention of selling or distributing the shares, nor were there any agreements or understandings, directly or indirectly, with any person to otherwise distribute the shares.

Under a declaration of registration rights and agreements with some selling stockholders, the selling stockholders are subject to certain restrictions on the sale of the common stock. See “Plan of Distribution.” As of February 5, 2003, there were 30,995,680 shares of our common stock outstanding, of which 4,695,288 shares are available for sale under this prospectus.

The following table sets forth information as to each selling stockholder’s beneficial ownership and shares eligible for offer and sale under this prospectus as provided by the selling stockholder, and assumes that each selling stockholder will eventually sell all shares eligible to be sold by that stockholder under the declaration of registration rights described in the “Plan of Distribution” section of this prospectus.

	Shares Beneficially Owned Prior to the Offering		Maximum Number of Shares to be Offered by Each Selling Stockholder	Shares Beneficially Owned After the Offering
Name	Number	Percent		Number	Percent (1)
A.C.E. Investment Partnership	2,623	*	2,623	0	0%
Anschutz Family Investment Company LLC (2)	40,216	*	40,216	0	0%
Bank of America Corporation (3)	27,436	*	27,436	0	0%
Brown University Third Century Fund (4)	23,057	*	23,057	0	0%
Credit Suisse First Boston (USA), Inc. (5)	1,912,255	6.2%	1,452,619	459,636	1.5%
United States Trust Company (6)	211,986	*	211,986	0	0%
Merrill Lynch & Co., Inc. (7)	749,083	2.4%	749,083	0	0%
MasterCard International Incorporated	28,560	*	28,560	0	0%
Timothy McMullen (8)	2,149	*	2,149	0	0%
National Information Enterprises, L.P. I (9)	5,459	*	5,459	0	0%
Oak Investment Partners (10)	1,707,938	5.5%	1,297,413	410,525	1.3%
Société Générale, S.A (11)	413,532	1.3%	413,532	0	0%
TCO/WB, LLC (12)	8,726	*	8,726	0	0%
Tudor Investment Corporation (13)	185,078	*	185,078	0	0%
Voyager Capital Management, LLC (14)	247,351	*	247,351	0	0%

TOTAL:	5,565,449	18.0%	4,695,288	870,161	2.8%

*	Less than 1%

(1)	Because the selling stockholders are not obligated to sell shares, and may also acquire shares of our common stock on the open market, we have estimated how many shares each selling stockholder will own beneficially after this offering by assuming that each such stockholder sells its maximum allotment under the declaration of registration rights and acquires no other shares.
(2)	Sole voting and investment power over these shares is held by Philip F. Anschutz.
(3)	Includes 27,436 shares held in the name of BAS Capital Funding Corporation, an indirect wholly-owned subsidiary of Bank of America Corporation, that are being included for resale under this registration statement. Excludes the indirect interest in Concur held by Bank of America Capital Corporation (another indirect wholly-owned subsidiary of Bank of America Corporation) through Bank of America Capital Corporation’s limited partnership interest in Institutional Venture Partners VII. While Bank of America Capital Corporation has an economic interest in the Concur shares held by Institutional Venture Partners VII, Bank of America Capital Corporation holds less than a 5% interest in Institutional Venture Partners VII and has no right to vote or dispose of the shares held by Institutional Venture Partners VII. Sole voting and investment power over these shares is held by Gary Tsuyuki, Managing Director of BAS Capital Funding Corporation. The selling stockholder is affiliated with the following broker/dealers: Banc of America Securities, L.L.C., Banc of America Investment Services, Inc., Banc of America Futures, Inc., Bank of America Advisors, Inc. and MCG Equities, Inc.
(4)	Sole voting and investment power over these shares is held by Mark Attansio, a Group Managing Director of Trust Company of the West.
(5)	Credit Suisse First Boston (USA), Inc. is the parent company of DLJ Capital Corporation and DLJ ESC II, L.P. DLJ Capital Corporation holds 14,341 shares, 10,894 of which are included under this registration statement. DLJ ESC II, L.P. holds 137,737 shares, 104,630 of which are included under this registration statement. Additionally, The Sprout Group, a division of DLJ Capital Corporation, holds 1,664,034 shares through its entity Sprout Capital VIII, L.P., of which 1,264,061 are included under this registration statement, and 96,143 shares through its entity Sprout Venture Capital, L.P., of which 73,034 are included under this registration statement. The selling stockholder is affiliated with Credit Suisse First Boston Corporation, a broker/dealer. Robert Finzi, a director of Concur, is a Managing Director of DLJ Capital Corporation, and a General Partner of The Sprout Group.
(6)	United States Trust Company and United States Trust Company of New York are co-advisors to Excelsior Private Equity Fund II, Inc., who is the record and beneficial holder of 211,986 shares . The voting and investment power over the shares included in this registration statement is controlled by the individuals elected as officers of the Excelsior Private Equity Fund II, Inc., who are currently as follows: David I. Fann, President and Co-Chief Executive Officer, Douglas A. Lindgren, Chief Investment Officer and Co-Chief Executive Officer, Brian F. Schmidt, Chief Financial Officer, Lee A. Gardella, Vice President, James F. Rorer, Vice President, Cynthia Englert, Chief Administrative Officer and Secretary and Frank D. Bruno, Treasurer. The selling stockholder is affiliated with the following broker/dealers; Charles Schwab & Co., Inc., Schwab Capital Markets, L.P., Charles Schwab Hong Kong, Ltd., Charles Schwab Europe, Charles Schwab Australia Pty Ltd., Aitken Campbell & Co., Ltd, Australian Discount Stockbroking Holdings Ltd, Discount Stockingbroking (Australia), Charles Schwab, Cayman, Ltd., UST Financial Services Corp., UST Securities Corp., Mulligan Capital and Cybertrader, Inc.
(7)	KECALP Inc. is a wholly-owned subsidiary of ML Group, Inc., which is a wholly-owned subsidiary of Merrill Lynch & Co., Inc., a public company listed on the New York Stock Exchange. KECALP Inc. is the record holder of 374,542 shares held beneficially for Merrill Lynch KECALP L.P. 1994, 309,097 shares held beneficially for Merrill Lynch KECALP L.P. 1997, and 65,444 shares held as nominee for Merrill Lynch KECALP International L.P. 1997. The selling stockholder is affiliated with Merrill Lynch Pierce Fenner & Smith Incorporated, a broker/dealer.
(8)	The selling stockholder formerly had an employment relationship with Captura.
(9)	Sole voting and investment power over the shares being included for resale in this registration statement is held by Norman H. Nie.
(10)	Includes 1,666,094 shares held by Oak Investment Partners VII, L.P., of which 1,265,627 shares are being included for resale under this registration statement, and 41,844 shares held by Oak VII Affiliate Fund, L.P., of which 31,786 shares are included under this registration statement. Fredric W. Harman has indirect ownership, shared power to vote and shared power to dispose of these shares . The names of the parties who share power to vote and share power with Fredric W. Harman to dispose of these shares are: Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer and Gerald R. Gallagher, all of whom are Managing Members of the selling stockholder, and all of whom disclaim beneficial ownership of the securities held by the selling stockholder in which they do not have a pecuniary interest.
(11)	Includes (i) 65,429 shares held in the name of TCW Leveraged Income Trust, L.P., (ii) 65,429 shares held in the name of TCW Leveraged Income Trust II, L.P., (iii) 65,429 shares held in the name of TCW Shared Opportunity Fund II, L.P., (iv) 23,057 shares held in the name of TCW Shared Opportunity Fund IIB, L.L.C., (v) 65,429 shares held in the name of TCW Shared Opportunity Fund III, and (vi) 128,759 shares held in the name of WestBridge Ventures, L.P. With the exception of the shares held by WestBridge Ventures, L.P., sole voting and investment power of all the shares held by the selling stockholders is held by TCW Investment Management Company. Sole voting and investment power over the shares held by WestBridge Ventures, L.P. is controlled by WestBridge Management, LLC, which is a wholly-owned subsidiary of WestBridge Ventures, LLC, a wholly-owned subsidiary of TCW Asset Management Company. Both TCW Investment Management Company and TCW Asset Management Company are wholly-owned subsidiaries of The TCW Group, which is majority-owned by Société Générale Asset Management, S.A., a wholly-owned subsidiary of Société Générale, S.A. All selling stockholders are affiliated with the following broker/dealers: Fimat USA, Inc., SG Cowan Securities Corp. and TCW Brokerage Services. All selling stockholders are also affiliated with non-U.S. broker/dealers for which information may be found in Société Générale, S.A.’s annual report.
(12)	Shared investment power over these shares is held by Tennenbaum Capital Partners, LLC, Special Valve Bond Fund, LLC, SLIM/MSM, LLC, Tennenbaum & Co., LLC and Michael E. Tennenbaum. Shared voting power over these shares is held by Tennenbaum Capital Partners, LLC and Special Valve Bond Fund, LLC. The selling stockholder is affiliated with Tennenbaum Securities, LLC, a broker/dealer.
(13)	Includes 27,761 shares held in the name of The Raptor Global Portfolio Ltd., and 157,317 shares held in the name of Tudor Private Equity Fund, L.P. Tudor Investment Corporation holds sole voting and investment power over the shares held by The Raptor Global Portfolio Ltd.; Tudor Investment Corporation and Tudor Global Trading LLC share voting and investment control over the shares held by Tudor Private Equity Fund, L.P.
(14)	Includes 12,738 shares held in the name of Voyager Capital Founders Fund I, L.P., and 234,613 shares held in the name of Voyager Capital Fund I, L.P. Sole voting and investment power over these shares is held by Voyager Capital Management, LLC.

PLAN OF DISTRIBUTION

General

We are registering the resale of shares listed in the chart above on behalf of the listed selling stockholders. As used herein, “selling stockholders” includes any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder named in this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer. We will not receive any of the proceeds of the sale of these shares.

Shares Covered

In connection with our acquisition of Captura, we entered into a declaration of registration rights with the selling stockholders. Shares may be offered and sold under this prospectus only in accordance with the terms of that agreement.

Selling Stockholders Are Not Required to Sell

The selling stockholders may choose not to sell any of the shares covered by this prospectus, or to transfer the shares other than pursuant to this prospectus by gift or other transfer, to the extent permitted by law.

Resale Restrictions

The declaration of registration rights imposes a number of restrictions on the resale of shares pursuant to this prospectus, including a “lock-up” restriction, where the selling stockholders have agreed not to sell, transfer or dispose of any shares of the shares covered by this prospectus without our prior written consent until April 30, 2003.

Trading Windows Under Our Insider Trading Policy

Resales by selling stockholders who are our directors, officers, employees or affiliates are restricted by our insider trading policy. Under this policy:

•	Such stockholder may sell shares only during normal quarterly trading windows specified in the policy. Typically, these windows begin on the third trading day after we publicly report our operating results for the previous calendar quarter and end on the 15th day before the end of the then-current quarter (in the case of particular employees, the window typically ends on the last day of the second month of the then-current quarter).

•	In addition, our compliance officer may specify other blackout periods during which such stockholders may not trade.

•	Some of such stockholders must obtain trading approval from the compliance officer.

•	No trading is permitted by such stockholder while such stockholder in the possession of material nonpublic information.

•	No such stockholder may trade in our stock at any time by means of any put, call or short sale (including a short sale “against the box”) or by means of any other interest or position relating to the future prices of our stock.

Manner of Sale

Variety of Methods of Sale

Subject to the above restrictions, the selling stockholders will act independently from us in making decisions regarding the timing, manner and size of their sales of shares under this prospectus. In general, we expect sales to be made in ordinary brokerage transactions over the Nasdaq National Market at then prevailing market prices. However, sales of shares may be effected by a selling stockholder from time to time in one or more types of transactions, in the over-the-counter market, in negotiated transactions (which may include block transactions), through put or call options transactions relating to the shares, through short sales of the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Transactions with Broker-Dealers

The selling stockholders may sell their shares directly to purchasers or through broker-dealers. The broker-dealers may act as agents or principals. If they purchase the shares as principals, they may resell the shares for their own accounts under this prospectus. Sales may occur in ordinary broker transactions or in transactions in which the brokers solicit purchasers. In effecting sales, broker-dealers that are engaged by selling stockholders may arrange for other broker-dealers to participate. The broker-dealers may engage in block transactions in which they may attempt to sell the shares as agents but may position and resell a portion of the block as principals.

The selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the registered shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out their short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the registered shares. The broker-dealer may then resell or transfer these shares under this prospectus. A selling stockholder may also loan or pledge the registered shares to a broker-dealer and the broker-dealer may sell the shares so loaned or, upon a default, the broker-dealer may effect sales of the pledged shares under this prospectus.

In addition, some of the selling stockholders are venture capital funds, corporations or trusts which may, in the future, distribute their shares to their partners, stockholders or trust beneficiaries, respectively, which distributees may likewise distribute such shares to their partners, stockholders or trust beneficiaries. Those shares may later be sold by those partners, stockholders or trust beneficiaries, or by any of their respective distributees.

The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they sell as principals, or both.

Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we intend to file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon being notified by a selling stockholder that a donee, pledgee transferee or other successor-in-interest intends to sell more than 500 shares, if required, we intend to file a supplement to this prospectus.

To our knowledge, the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, and no underwriter or coordinating broker is acting in connection with the selling stockholders’ proposed sale of their shares.

Statutory Liabilities

The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters. Any profit on the sale of the shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Prospectus Delivery

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, they are subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulation provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Exchange Act Regulations

Some persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

Expenses Associated with Registration

We have agreed to pay all costs, expenses and fees in connection with the registering of the shares offered under this prospectus. Each of the selling stockholders will bear its proportional share of all discounts, commissions or other amounts payable to underwriters or brokers, fees and disbursements for any legal counsel retained by any selling stockholder, and any transfer taxes relating to the sale or transfer of the securities.

Indemnification

In the declaration of registration rights, we and the selling stockholders have agreed to indemnify each other and specified other persons against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. The selling stockholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

Termination of this Offering

The declaration of registration rights requires that we use our best efforts to keep the registration statement effective until July 31, 2003. Therefore, this offering will terminate on the earlier of (1) the expiration of this period and (2) the date on which all shares offered under this prospectus have been sold by the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, Palo Alto, California.

EXPERTS

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended September 30, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

IN THIS PROSPECTUS

This prospectus incorporates documents by reference that are not presented in this prospectus or delivered with this prospectus.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this prospectus and prior to the termination of the offering are incorporated by reference into and to be a part of this prospectus from the date of filing of those documents.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

The following documents that were filed by us with the Securities and Exchange Commission are incorporated by reference into this prospectus.

•	Our Current Report on Form 8-K filed with the SEC on April 23, 2003;

•	Our Current Report on Form 8-K filed with the SEC on December 19, 2002;

•	Our Annual Report on Form 10-K for the year ended September 30, 2002;

•	Our Definitive Proxy Statement for its 2003 Annual Meeting of Stockholders filed with the SEC on January 28, 2003;

•	Our Quarterly Report on Form 10-Q filed with the SEC on February 13, 2003; and

•	The description of our common stock in the Registration Statement on Form 8-A filed with the SEC on December 7, 1998 and Form 8-A filed with the SEC on April 23, 2001 under Section 12(g) of the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus or into the information incorporated by reference herein, to any person, without charge, upon written or oral request.

Requests for documents should be directed to Concur Technologies, Inc., Attention: General Counsel, 6222 185th Avenue NE, Redmond, Washington, 98052, telephone number (425) 702-8808.

We are subject to the information requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov. Generally, we make the reports, proxy statements and other information that we file with the SEC available on our website, at http://www.concur.com, by hyperlink to the SEC’s website.

In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

We are not making any representation to any selling stockholder regarding the legality of an investment by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of shares of common stock being registered hereby. We are paying all of the selling stockholders’ expenses related to this offering, except that the selling stockholders will pay any applicable broker’s commissions and expenses. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$1,694
Accounting fees and expenses	20,000
Legal fees and expenses	15,000
Miscellaneous	3,000
Total	$39,694

ITEM 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and executive officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act.

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we are permitted to indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law;

•	if a director or executive officer agrees to repay us, we must advance his or her expenses with respect to a legal proceeding for which indemnification is determined to be unavailable, subject to limited exceptions;

•	the rights conferred in the bylaws are not exclusive; and

•	we may not retroactively amend the bylaw provisions relating to indemnity.

Our policy is to enter into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that we will indemnify and hold harmless our directors and executive officers to the fullest possible extent permitted by law including against all expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding (subject to limited exceptions) on account of their services as our directors, officers, employees or agents or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at our request.

The indemnification provision in the bylaws, and the indemnity agreements may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

As authorized by our bylaws, we have obtained directors and officers liability insurance.

We entered into underwriting agreements with investment banks and certain of our stockholders in connection with our initial public offering and secondary public offering pursuant to which the underwriters agreed to indemnify us, our directors and executive officers against certain liabilities, including liabilities arising under the Securities Act. We have also entered into merger agreements under which the parties to those agreements have agreed to indemnify us and our directors, officers, employees and controlling persons against specified liabilities, including liabilities arising under the Securities Act.

Likewise, stockholders exercising registration rights under our Third Amended and Restated Investors’ Rights Agreement, as amended, have agreed to indemnify us, our directors and our officers who sign the registration statement against certain liabilities including liabilities arising under the Securities Act.

ITEM 16. Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit Title

2.01*

Agreement and Plan of Reorganization between Concur Technologies, Canoe Acquisition Corp., Captura Software, Inc. and Fred Harman, as Representative, dated July 31, 2002 (incorporated herein by reference to Exhibit 2.01 of Concur Technologies’ Current Report on Form 8-K, as amended, filed with the SEC on August 14, 2002).

2.02*

Amendment to the Agreement and Plan of Reorganization by and among Concur Technologies, Captura, on behalf of itself and as successor in interest to Canoe, Representative, and certain former stockholders of Captura, dated as of December 16, 2002 (incorporated herein by reference to Exhibit 2.01 of Concur Technologies’ Current Report on Form 8-K filed with the SEC on December 19, 2002).

4.01*	Declaration of Registration Rights dated July 31, 2002.

5.01*	Form of Opinion of Fenwick & West LLP regarding validity of the securities being registered.

23.01*	Form of Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02*	Form of Consent of Ernst & Young LLP, Independent Auditors.

24.01*	Power of Attorney (included on the signature page to the original filing of this registration statement).
*	Included in the original filing of this registration statement.

ITEM 17. Undertakings.

We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

(5)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act of 1934.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered under this registration statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redmond, state of Washington, on May 12, 2003.

CONCUR TECHNOLOGIES, INC.

By:	/s/ S. STEVEN SINGH
S. Steven Singh President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on May 12, 2003.

Signature	Title

Principal Executive Officer:

/s/ S. STEVEN SINGH S. Steven Singh	President, Chief Executive Officer and Chairman of the Board

Principal Financial and Principal Accounting Officer:

/s/ JOHN F. ADAIR John F. Adair	Chief Financial Officer

Directors:

* Michael W. Hilton	Director

* Norman A. Fogelsong	Director

* Michael J. Levinthal	Director

* William P. Hannon	Director

* Robert Finzi	Director

*By:	/s/ JOHN F. ADAIR
John F. Adair, Pursuant to Power of Attorney

EXHIBIT INDEX

Exhibit Number	Exhibit Title

2.01*

Agreement and Plan of Reorganization between Concur Technologies, Canoe Acquisition Corp., Captura Software, Inc. and Fred Harman, as Representative, dated July 31, 2002 (incorporated herein by reference to Exhibit 2.01 of Concur Technologies’ Current Report on Form 8-K, as amended, filed with the SEC on August 14, 2002).

2.02*

Amendment to the Agreement and Plan of Reorganization by and among Concur Technologies, Captura, on behalf of itself and as successor in interest to Canoe, Representative, and certain former stockholders of Captura, dated as of December 16, 2002 (incorporated herein by reference to Exhibit 2.01 of Concur Technologies’ Current Report on Form 8-K filed with the SEC on December 19, 2002).

4.01*	Declaration of Registration Rights dated July 31, 2002.

5.01*	Form of Opinion of Fenwick & West LLP regarding validity of the securities being registered.

23.01*	Form of Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02*	Form of Consent of Ernst & Young LLP, Independent Auditors.

24.01*	Power of Attorney (included on the signature page to the original filing of this registration statement).

*	Included in the original filing of this registration statement.